Exhibit 21.1

Subsidiary	Jurisdiction of organization
BioFuel Energy, LLC	Delaware
BFE Holdings, LLC	Delaware
BFE Operating Company, LLC	Delaware
Pioneer Trail Energy, LLC	Delaware
Buffalo Lake Energy, LLC	Delaware